Exhibit 5.1

February 11, 2021

US Energy Corp.

675 Bering, Suite 100

Houston, Texas 77057

Re:	US Energy Corp. Offering of Shares
Registration Statement on Form S-3 (No. 333-248906)

Ladies and Gentlemen:

We have acted as counsel for U.S. Energy Corp., a Wyoming corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale (the “Offering”) by the Company of up to an aggregate of 1,131,600 shares of the Company’s common stock, $0.01 par value per share (including up to 147,600 shares represented by the Underwriters’ (as defined below) over-allotment option)(collectively, the “Shares”), pursuant to an underwriting agreement dated February 11, 2021 (the “Underwriting Agreement”) entered into by and between the Company and Kingswood Capital Markets, division of Benchmark Investments, Inc., as representative of the several underwriters named therein (the “Underwriters”). The Shares have been offered for sale pursuant to a prospectus supplement dated February 11, 2021 (the “Prospectus Supplement”), which was filed by the Company with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) on February 11, 2021, pursuant to Rule 424(b) under the Securities Act and to the base prospectus (such base prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”) that form a part of the Company’s registration statement on Form S-3 (No. 333-248906), initially filed by the Company with the Commission on September 18, 2020, and declared effective by the Commission on September 28, 2020 (the “Registration Statement”).

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement, or the Prospectus.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Amended and Restated Articles of Incorporation of the Company (the “Articles of Incorporation”), (b) the Amended and Restated Bylaws of the Company (the “Bylaws”), (c) the Registration Statement and all exhibits thereto, (d) the minutes and records of the corporate proceedings of the Company with respect to the filing of the Registration Statement and the sale of the Shares, including, but not limited to (i) the unanimous written consent of the Board of Directors (the “Board”) approving the filing of the Registration Statement and other related matters; (ii) the unanimous written consent of the Board appointing a pricing committee of the Board (the “Pricing Committee”) and other related matters, and (iii) the minutes of the Pricing Committee of the Board approving the final pricing and sale of the Shares and related matters; (d) the Underwriting Agreement; and (e) the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures; (iii) the authenticity of all documents submitted as originals; (iv) the conformity to authentic originals of all documents submitted to as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the obligations of parties other than the Company to the Underwriting Agreement being valid, binding and enforceable; (vii) the legal capacity of all natural persons; and (viii) that all Shares will be issued and sold in in the manner specified in the Registration Statement and Prospectus. In making our examination of executed documents or documents to be executed, we have assumed that they constitute or will constitute valid, binding and enforceable obligations of all parties thereto other than the Company.

As to various questions of fact material to the opinions expressed below, we have, without independent third party verification of their accuracy, relied in part, and to the extent we deemed reasonably necessary or appropriate, upon the representations and warranties of the Company and the Underwriters contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company or the Underwriters, including the Registration Statement and Underwriting Agreement.

The foregoing opinions are limited to the laws of the State of Wyoming. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). No opinion is expressed herein with respect to the qualification of the Shares under the securities or ‘blue sky’ laws of any state or any foreign jurisdiction. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. We have made such examination of Wyoming law as we have deemed relevant for purposes of this opinion. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision. We express no opinion as to the enforceability of the Underwriting Agreement.

Our opinion is based on the laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been authorized by all necessary corporate action of the Company and, when issued and sold in accordance with the Underwriting Agreement and in the manner contemplated by the Registration Statement and the Prospectus Supplement, against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ The Loev Law Firm, PC